Exhibit 5.1

September 12, 2018

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-218956), of 325,000 shares of the Company’s 6.125% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A, par value $0.01 per share (the “Securities”). Such registration statement, as amended as of its most recent effective date (September 5, 2018), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” and the prospectus dated June 23, 2017 included in the Registration Statement, as supplemented by the prospectus supplement thereto dated September 5, 2018 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), but excluding the documents incorporated by reference therein, is herein called the “Prospectus.”

The Securities will be issued pursuant to a Certificate of Designations of the Company dated September 12, 2018 (the “Certificate of Designations”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated September 5, 2018, among the Company and the several underwriters named in Schedule I thereto;

(d)	a copy of the Certificate of Designations, certified by the Secretary of State of the State of Delaware;

(e)	the certificate of Computershare Inc., as registrar and transfer agent for the Securities, certifying due issuance and registration of the Securities; and

(f)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Insofar as the foregoing opinion relates to the valid issuance of the Securities, we have assumed that the notice required by Section 151(f) of the General Corporation Law of the State of Delaware will be given to the holders of Securities within a reasonable time following the closing.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware (excluding for such purposes any matter relating to the insurance laws or regulations of such jurisdiction).

We hereby consent to the use of our name in the Prospectus under the heading “Validity of the Securities” in the Prospectus Supplement as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 12, 2018. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner